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                             SUPPLEMENTAL INDENTURE

                  This Supplemental Indenture (this "SUPPLEMENTAL INDENTURE"), dated as of November 6, 2001, by and among IMC Phosphates MP Inc. (the "GUARANTEEING SUBSIDIARY"), a subsidiary of IMC Global Inc., a Delaware corporation (the "COMPANY"), the Company and The Bank of New York, as trustee under the Indenture referred to below (the "TRUSTEE").

                                W I T N E S E T H

                  WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "SEVEN YEAR INDENTURE"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $400 million of 10.875% Senior Notes due 2008 (the "SEVEN YEAR NOTES");

                  WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "TEN YEAR INDENTURE" and together with the Seven Year Indenture, the "INDENTURE"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $200 million of 11.250% Senior Notes due 2011 (the "TEN YEAR NOTES"and together with the Seven Year Notes, the "NOTES");

                  WHEREAS, Section 10.05 of the Indenture provides that any Note Guarantee will automatically and unconditionally be released and discharged upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture; and

                  WHEREAS, pursuant to Section 8.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

                  NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

                  1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                  2. RELEASE OF THE GUARANTEE. The Guaranteeing Subsidiary shall hereby be designated as an Unrestricted Subsidiary under the Indenture and the Note Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released pursuant to the terms of the Indenture.

                  3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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                  4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                  5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

                  6. TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: November 6, 2001

                                 IMC GLOBAL INC.

                                 By: /s/ J. Reid Porter
                                     Name: J. Reid Porter
                                     Title: Executive Vice President and CFO


                                 IMC PHOSPHATES MP INC.

                                 By: /s/ J. Reid Porter
                                     Name:  J. Reid Porter
                                     Title:  Vice President


                                 THE BANK OF NEW YORK, AS TRUSTEE

                                 By: /s/ Mary LaGumina
                                     -----------------------------------------
                                     Name:  Mary LaGumina
                                     Title: Vice President